PRESS RELEASE
FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Announces Third Quarter 2007 Results
Diluted Earnings per Share of $0.10, Continued Growth and Excellent Credit Quality

Winston-Salem, North Carolina, October 18, 2007 - Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, reported operating results for the third quarter of 2007. For the three month period ended September 30, 2007, net income was $1.7 million or $0.10 per diluted share versus net income of $2.1 million or $0.12 per diluted share for the same period in 2006. For the first nine months of 2007, earnings were $5.7 million or $0.32 per diluted share, versus $2.3 million or $0.13 earned in the first nine months of 2006. The 2006 results included an after tax charge of $3.8 million in the second quarter related to a balance sheet restructuring and a change in accounting for certain derivative transactions.

Financial Highlights:

➢	Achieved year-over-year net loan growth of $141 million or 14.1% and deposit growth of $12.9 million or 1.3%;
➢	Achieved third quarter net loan growth of $48.2 million or 4.4%;
➢	Achieved non-maturity account deposit growth of $64.6 million or 12.3% in the third quarter;
➢	Improved the non-interest expense to average asset ratio to 2.69% from 2.75% in the second quarter of 2007;
➢
Continued to maintain strong asset quality with non-performing loans to total loans at 0.19%. The allowance for loan losses was 1.23% of gross loans and quarter-end net charge-offs to average loans decreased by ten basis points over second quarter 2007 to 0.02%;

➢	Paid a quarterly dividend of $0.04 per share on September 1, 2007.

Net interest income for the third quarter of $11.0 million was up 7.6%, compared with $10.2 million reported in the comparable quarter of 2006. Third quarter 2007 net interest margin was 3.16% as compared to the 3.25% for the second quarter of 2007. For the first nine months of 2007, the net interest margin was 3.21% compared to 3.33% for the first nine months of 2006. The decline in margin is the result of relatively flat asset yields and increases in funding costs resulting from the maturity of lower rate, long term wholesale funding transactions.

Non-interest income was $2.5 million during the third quarter of 2007, compared to the $2.8 million reported in the second quarter of 2007. The second quarter results included a one time gain of $154,000 on a sale of property. An increase in service charge income was offset by slight declines in mortgage fees and trust fees. The Company recorded non-interest expense of $10.3 million in the current quarter, equivalent to the expenses reported in the second quarter.

As of September 30, 2007, the Company reported total assets of $1.55 billion, representing an increase of $131.3 million, or 9.3% year-over-year driven by increases in the loan portfolio. The net loan portfolio rose to $1.14 billion, an increase of $141 million, or 14.1% over the amount reported on September 30, 2006. Additionally, loans during the third quarter grew by $48.2 million or 4.4% over the level on June 30, 2007. Total deposits stood at $1.03 billion at September 30, 2007, an increase of $35.5 million from the prior quarter. The Company has seen good growth in our Money Market Account balances, stability in our non-interest bearing deposits and continues to allow the typically higher priced, longer term certificates of deposit to mature without matching higher market rates. Deposits increased $12.9 million from same period in 2006.

The Company continues to maintain strong credit standards, which are reflected in solid credit quality metrics. Non-performing loans rose to $2.2 million or 0.19% of total loans at quarter-end, in comparison with $983 thousand or 0.09% of total loans as reported for June 30, 2007. At the end of the third quarter of 2006, non-performing loans stood at $3 million or 0.30% of total loans. Non-performing assets remained unchanged at $3.2 million or 0.20% of assets at September 30, 2007 compared to $3.2 million or 0.21% of assets at June 30, 2007. Net charge-offs as a percentage of average loans were 0.02% for the quarter ended September 30, 2007, ten basis points lower than the 0.12% reported in the prior quarter. The provision for loan losses of $575 thousand was lower than the $600 thousand added in the second quarter of 2007. The Company’s allowance for loan losses equaled $14.2 million, or 1.23% of total loans at September 30, 2007. The Company is not in the sub-prime lending business.

At September 30, 2007 stockholders’ equity totaled $140.8 million and represented 9.1% of total assets. Stockholders’ equity increased $5.4 million or 4% from $135.5 million for the year ago period. Regulatory capital ratios are all well in excess of the “well-capitalized” threshold. During the second quarter, the company issued $10 million in subordinated debentures as a part of a pooled trust preferred security.

Southern Community Financial Corporation Chairman and Chief Executive Officer F. Scott Bauer commented, “Earnings were slightly below expectations due to the small margin decline in the third quarter. We are very pleased with our non-maturity deposit growth and the efforts of our people in that regard. This is a key strategy to reducing funding costs and improving margins.”

“Our credit quality remains excellent and we continue to generate solid internal growth in earning assets. Our focus will remain on increasing profitability through margin expansion, increasing non-interest income and expense control.”

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Southern Community’s executive management team will host a conference call on Friday, October 19, 2007, at 10:00 AM Eastern Time to discuss the quarter-end results. The call can be accessed by dialing (866) 542-4236, conference ID 3238421.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer - Chairman/CEO
James C. Monroe, Jr. - Senior Vice President/Interim Chief Financial Officer
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended					Nine Months Ended
Income Statement	Sep 30, 2007	Jun 30, 2007	Mar 31, 2007	Dec 31, 2006	Sep 30, 2006	Sep 30, 2007	Sep 30, 2006

Total Interest Income	$25,339	$24,626	$23,573	$23,233	$22,151	$73,538	$62,287
Total Interest Expense	14,350	13,607	13,052	12,807	11,936	41,009	31,991
Net Interest Income	10,989	11,019	10,521	10,426	10,215	32,529	30,296

Provision for Loan Losses	575	600	850	600	730	2,025	1,910

Net Interest Income after Provision for Loan Losses	10,414	10,419	9,671	9,826	9,485	30,504	28,386

Non-Interest Income
Service Charges on Deposit Accounts	1,266	1,173	1,051	1,109	1,076	3,490	3,209
Gain (Loss) on Sale of Investment Securities	-	-	-	44	30	-	(4,200)
Gain (Loss) and Net Cash Settlement on Economic Hedges	69	(4)	(5)	(25)	296	60	(772)
Other Income	1,211	1,644	2,086	1,209	1,287	4,941	3,104
Total Non-Interest Income	2,546	2,813	3,132	2,337	2,689	8,491	1,341

Non-Interest Expense
Salaries and Employee Benefits	5,267	5,341	5,143	4,936	4,776	15,751	13,890
Occupancy and Equipment	2,116	1,888	1,903	1,819	1,728	5,907	5,016
Other	2,966	3,076	2,713	2,834	2,425	8,755	7,307
Total Non-Interest Expense	10,349	10,305	9,759	9,589	8,929	30,413	26,213

Income Before Taxes	2,611	2,927	3,044	2,574	3,245	8,582	3,514
Provision for Income Taxes	890	996	1,035	632	1,163	2,921	1,258
Net Income	$1,721	$1,931	$2,009	$1,942	$2,082	$5,661	$2,256

Net Income per Share
Basic	$0.10	$0.11	$0.12	$0.11	$0.12	$0.32	$0.13
Diluted	$0.10	$0.11	$0.11	$0.11	$0.12	$0.32	$0.13

Balance Sheet	Sep 30, 2007	Jun 30, 2007	Mar 31, 2007	Dec 31, 2006	Sep 30, 2006

Assets
Cash and due from Banks	$24,227	$32,742	$28,014	$29,160	$26,390
Federal Funds Sold & Int Bearing Balances	420	8,563	14,945	783	887
Investment Securities	247,088	250,211	261,734	255,496	256,091

Loans	1,158,168	1,109,442	1,085,479	1,033,411	1,015,984
Allowance for Loan Losses	(14,197)	(13,677)	(13,417)	(13,040)	(12,990)
Net Loans	1,143,971	1,095,765	1,072,062	1,020,371	1,002,994

Bank Premises and Equipment	38,881	39,587	39,984	40,492	40,604
Goodwill	49,792	49,792	49,792	49,792	49,792
Other Assets	44,352	43,580	43,536	40,371	40,709
Total Assets	$1,548,731	$1,520,240	$1,510,067	$1,436,465	$1,417,467

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$110,718	$112,142	$113,011	$108,950	$100,257
Money market, savings and NOW	479,595	413,533	448,849	393,152	360,459
Time	443,405	472,504	516,921	522,480	560,140
Total Deposits	1,033,718	998,179	1,078,781	1,024,582	1,020,856

Borrowings	360,309	371,024	281,157	265,297	251,105
Accrued Expenses and Other Liabilities	13,868	11,988	12,083	10,361	10,031
Total Liabilities	1,407,895	1,381,191	1,372,021	1,300,240	1,281,992

Total Stockholders' Equity	140,836	139,049	138,046	136,225	135,475
Total Liabilities and Stockholders' Equity	$1,548,731	$1,520,240	$1,510,067	$1,436,465	$1,417,467
Book Value per Share	$8.04	$7.89	$7.93	$7.83	$7.75

	As of or for the three months ended					As of or for the Nine Months Ended
	Sep 30, 2007	Jun 30, 2007	Mar 31, 2007	Dec 31, 2006	Sep 30, 2006	Sep 30, 2007	Sep 30, 2006
Per Share Data:
Basic Earnings per Share	$0.10	$0.11	$0.12	$0.11	$0.12	$0.32	$0.13
Diluted Earnings per Share	$0.10	$0.11	$0.11	$0.11	$0.12	$0.32	$0.13
Book Value per Share	$8.04	$7.89	$7.93	$7.83	$7.75	$8.04	$7.75
Cash dividends paid	$0.040	$0.040	$0.035	$0.035	$0.035	$0.115	$0.100

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.45%	0.52%	0.56%	0.54%	0.60%	0.51%	0.22%
Return on Average Equity (annualized) ROE	4.92%	5.58%	5.96%	5.70%	6.15%	5.48%	2.24%
Return on Tangible Equity (annualized)	7.80%	8.86%	9.56%	9.22%	9.99%	8.73%	3.63%
Net Interest Margin	3.16%	3.25%	3.22%	3.22%	3.29%	3.21%	3.33%
Net Interest Spread	2.75%	2.87%	2.85%	2.84%	2.92%	2.82%	2.96%
Non-interest Income as a % of Revenue	18.81%	20.34%	22.94%	18.31%	20.84%	20.70%	4.24%
Non-interest Income as a % of Average Assets	0.66%	0.75%	0.87%	0.65%	0.78%	0.76%	0.13%
Non-interest Expense to Average Assets	2.69%	2.75%	2.70%	2.67%	2.59%	2.71%	2.60%
Efficiency Ratio	76.46%	74.50%	71.48%	75.13%	69.20%	74.14%	82.85%

Asset Quality:
Nonperforming Loans	$2,226	$983	$1,240	$2,636	$3,011	$2,226	$3,011
Nonperforming Assets	$939	$2,227	$2,659	$3,531	$3,536	$939	$3,536
Nonperforming Loans to Total Loans	0.19%	0.09%	0.11%	0.26%	0.30%	0.19%	0.30%
Nonperforming Assets to Total Assets	0.20%	0.21%	0.26%	0.43%	0.46%	0.20%	0.46%
Allowance for Loan Losses to Period-end Loans	1.23%	1.23%	1.24%	1.26%	1.28%	1.23%	1.28%
Allowance for Loan Losses to Nonperforming Loans (X)	6.38	13.91	10.82	4.95	4.31	6.38	4.31
Net Charge-offs to Average Loans (annualized)	0.02%	0.12%	0.18%	0.21%	0.15%	0.11%	0.10%

Capital Ratios:
Equity to Total Assets	9.09%	9.15%	9.14%	9.48%	9.56%	9.09%	9.91%
Tangible Equity to Total Tangible Assets (1)	5.98%	5.97%	5.94%	6.12%	6.14%	5.98%	6.33%

Average Balances:
Year to Date
Interest Earning Assets	$1,355,030	$1,341,688	$1,324,218	$1,232,305	$1,215,079
Total Assets	1,498,310	1,485,292	1,467,296	1,368,223	1,349,093
Total Loans	1,093,693	1,074,700	1,054,315	958,001	935,923
Equity	138,094	137,716	136,623	134,886	134,806
Interest Bearing Liabilities	1,237,398	1,226,580	1,212,714	1,115,747	1,097,199

Quarterly
Interest Earning Assets	$1,381,279	$1,358,967	$1,324,218	$1,283,422	$1,230,562
Total Assets	1,523,922	1,503,090	1,467,296	1,424,990	1,370,311
Gross Loans	1,131,060	1,094,861	1,054,315	1,023,515	980,966
Equity	138,838	138,797	136,623	135,123	134,308
Interest Bearing Liabilities	1,258,681	1,240,293	1,212,714	1,170,786	1,121,579

Weighted Average Number of Shares Outstanding
Basic	17,584,565	17,574,100	17,423,824	17,431,542	17,571,030	17,532,813	17,611,763
Diluted	17,585,543	17,667,207	17,597,029	17,610,248	17,738,817	17,603,525	17,806,387
Period end outstanding shares	17,520,829	17,621,653	17,410,115	17,405,940	17,487,801	17,520,829	17,487,801

(1)	- Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.